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                                                                 EXHIBIT 3.1(c)

                             ARTICLES OF AMENDMENT
                   TO THE RESTATED ARTICLES OF INCORPORATION
                                       OF
                            SOFTWARE SPECTRUM, INC.


     Pursuant to the provisions of Article 4.04 of the Texas Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Restated Articles of Incorporation:

     FIRST: The name of the corporation is SOFTWARE SPECTRUM, INC.

     SECOND: The following amendment to the Restated Articles of Incorporation of the corporation was adopted by the shareholders of the corporation on August 15, 1996 in the manner prescribed by the Texas Business Corporation Act:

     BE IT RESOLVED, that Article IV of the Restated Articles of Incorporation, as amended, of the Corporation be amended to read in its entirety as follows:

               "The aggregate number of shares which the Corporation shall have authority to issue is Twenty-One Million (21,000,000), of which Twenty Million (20,000,000) shares shall be Common Stock, par value of $.01 per share, and One Million (1,000,000) shares shall be Preferred stock, par value of $.01 per share.

               The following is a statement of the existing designations, preferences, limitations and relative rights in respect of the shares of each class of stock of the Corporation:

                               A. Preferred Stock

               Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences, and relative, participating, optional or other special rights, and qualifications, limitations, or restrictions thereof, as shall be stated and expressed in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law as to variation of rights and preferences as between series of the same class of stock, to establish and designate series of the Preferred Stock, to fix the number of shares constituting each series, and fix the designations and the relative powers, rights, preferences and limitations of the shares of each series and the variations of the relative powers, rights, preferences, and limitations


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          as between series, and to increase and to decrease the number of shares constituting each series.


                                B. Common Stock

               1. Subject to the prior rights and preferences of the Preferred Stock and subject to the provisions and on the conditions set forth in the foregoing part A of this Article Four or in any resolution or resolutions providing for the issue of a series of Preferred Stock, such dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation may be declared and paid on the Common Stock from time to time out of any funds legally available therefor.

               2. The shares of Common Stock shall be fully voting stock at the rate of one vote for each sham of Common Stock held.

               3. After payment shall have been made in full to the holders of the Preferred Stock in the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, the remaining assets and funds of the Corporation shall be distributed among the holders of the Common Stock according to their respective shares."

     THIRD: The number of shares of the corporation outstanding at the time of the adoption of such amendment was 4,335,233 shares of the corporation's common stock, $.01 par value per share; and the number of shares entitled to vote thereon was 4,335,233.

     FOURTH: The number of shares voted for the foregoing amendment was 3,248,598.1590; and the number of shares voted against such amendment was 59,849.1640.

     IN WITNESS WHEREOF, the undersigned officer of the corporation has executed the Articles of Amendment on behalf of the corporation this 21st day of October, 1996.

                                     SOFTWARE SPECTRUM, INC.


                                     By  /s/ JUDY O. SIMS
                                        -------------------------------------
                                        Judy O. Sims, Chief Executive Officer